Exhibit 10(zzz)

AMENDMENT TO LEASE

This Amendment to Lease is made effective as January 17, 2013, between Bank of the West, Sole Trustee of the Edward H. Wagner Trust and Bank of the West, Sole Trustee of The Wagner Trust of 1979, Successors-in-Interest to Edward H. Wagner and Charles S. Wagner (collectively, “Landlord”) and North Valley Bank, a California corporation (“Tenant”).

1.	Recitals. This Amendment to Lease is made with reference to the following facts and objectives.

a)	Landlord and Tenant entered into a written Lease dated March 1, 2007, (the “Lease”) in which Tenant leased approximately 4,900 square feet known 793 Redwood Drive, Garberville, California 95440 (the “Premises”).

b)	Tenant exercised its option to extend the Lease for an additional three year period to and including February 28, 2013.

c)	The parties desire to extend the term of the Lease for an additional period of five (5) years, from March 1, 2013 to and including February 28, 2018, and to grant to Tenant an option to extend for an additional five (5) years.

2.	Extension of Term. The term of the Lease shall be extended for an additional period of five (5) years (the “Additional Term”), from and after March 1, 2013 so that the term of the Lease shall extend to and include February 28, 2018. The minimum monthly rent for March 1, 2013, to February 28, 2014, will be $5,074.72.

3.	Minimum Monthly Rent.

a. The minimum monthly rent for the Additional Term shall be increased, on March 1, 2014, March 1, 2015, March 1, 2016, and March 1, 2017 and, in addition, if the “Extension Option” (as defined below) is exercised, the minimum monthly rent for the Extension Option term shall be increased on March 1, 2019, March 1, 2020, March 1, 2021, and on March 1, 2022, increased in each case by an amount equal to the lesser of: (a) 3% (to 103% of the minimum monthly rent amount in effect on the day prior to the calculation of the increase) or (b) the increase, if any, but not any decrease, from the “Base Month” as hereinafter defined, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for CPI U (All Urban Consumers), for all of California, as “CPI”.

b. The minimum monthly rent payable in accordance with paragraph 3a. above shall be calculated as follows: for the Additional Term, the minimum monthly rent of $5,074.72 as of March 1, 2013, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month during which the adjustment is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to March 1, 2013. The sum so calculated shall constitute the new minimum monthly rent hereunder, but in no event shall any such new minimum monthly rent be less than the minimum monthly rent payable for the month immediately preceding the rent adjustment or more than three percent (3%) higher than the minimum monthly rent hereunder prior to such CPI increase.

c. The minimum monthly rent payable in accordance with paragraph 3a. above shall be calculated as follows: for the Extension Option term, the minimum monthly rent in effect in March, 2018 (as calculated in accordance with the provisions of Sections 4b) and 4c) below) shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month during which the adjustment is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to March 1, 2018. The sum so calculated shall constitute the new minimum monthly rent hereunder, but in no event shall any such new minimum monthly rent be less than the minimum monthly rent payable for the month immediately preceding the rent adjustment or more than three percent (3%) higher than the minimum monthly rent hereunder prior to such CPI increase.

d. In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Landlord and Tenant.

e. In addition to the foregoing, if the Extension Option is exercised, the monthly minimum rent shall be increased to the “MRV” (as hereinafter defined) effective as of March 1, 2018 in accordance with the provisions of Section 4b) and 4c) below.

4.	Option to Extend. Tenant shall have one (1) option ("Extension Option") to further extend the Lease term from March 1, 2018 to and including February 28, 2023 Extension Option term"), on the following terms and conditions:

a)         Tenant's Extension Option shall be subject to satisfaction of each of the following conditions precedent, which are solely for the benefit of, and may be waived unilaterally by, Landlord:

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(i)         The Extension Option shall be exercised by written notice delivered by Tenant to Landlord no later than nine (9) months and no earlier than twelve (12) months prior to the end of the Term;

(ii)        Tenant shall be in occupancy of one hundred percent (100%) of the area of the Premises directly or through a wholly owned subsidiary (at any tier), and not through an unaffiliated assignee or sublessee; and

(iii)       The Lease shall be in full force and effect and Tenant shall not be in default of any material provision thereof both on the day such written notice is delivered to Landlord and on the last day of the Term; provided, however, if Tenant is in default but the cure period has not run, this condition shall be deemed satisfied if Tenant cures the default within the applicable cure period.

b)         In the event the Term shall be extended as the result of the exercise by Tenant of the Extension Option, then all of the terms, covenants and conditions of this Lease shall remain in full force and effect during the Extension Option term, except that the initial minimum monthly rent during the Extension Option term shall be adjusted, as of the commencement of the Extension Option term, to the then effective fair market rental rate (“MRV”) as mutually agreed to by Landlord and Tenant; provided, however, that in no event shall the minimum monthly rent payable for any Lease Year be less than the minimum monthly rent payable for the immediately preceding Lease Year.

c)         If Landlord and Tenant cannot agree on the MRV within thirty (30) days after Tenant has exercised the Extension Option, then Landlord and Tenant shall then immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days. The appraiser shall be an MAI appraiser, or the broker shall be licensed by the State of California, and either shall have a minimum of five years’ experience valuing similar properties in the region. Any associated costs will be split between the parties. If the parties cannot agree on an appraiser or broker to establish the MRV then either party may apply to the court for the appointment of an appraiser. If the MRV has not been determined by the commencement of the Extension Option term, Tenant shall continue to pay the minimum monthly rent in effect prior to the Extension Option term and shall pay any shortfall in the minimum monthly rent within fifteen (15) days after the MRV has been determined.

d)         Nothing stated or omitted in this Amendment to Lease shall be construed as a grant of any other extension of the term of this Lease or of any commitment to any further extension.

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5.	Hazardous Substances. Tenant covenants and agrees that it will not use, keep or suffer to be kept, or generate, store, or release any hazardous, toxic, or infectious substances, materials, wastes, pollutants or contaminants including but not limited to petroleum products (collectively, “Hazardous Substances”) in, upon or about the Premises or any portion of the shopping center in which the Premises are located (“Shopping Center”). Tenant shall promptly remove and clean up any Hazardous Substance brought onto or about the Premises or the Shopping Center in violation of this provision. Tenant shall indemnify, protect, defend and hold harmless Landlord and its employees, directors, officers, shareholders, agents, affiliates, and successors in interest (collectively, the “Landlord Parties”) from and against all claims, damages, liabilities, penalties, judgments, settlements, loss of rents, costs and expenses including reasonable attorneys’ fees and court costs collectively hereinafter referred to as “Claims” incurred by Landlord in connection with any Hazardous Substances used, kept, generated, stored or released by Tenant on the Premises or Shopping Center or to correct any violation of this covenant, or to remove, neutralize or render harmless any Hazardous Substance, or to comply with the requirements of any regulatory body having jurisdiction over Hazardous Substances, or to contest the actions of any such regulatory body with respect to the Shopping Center. Tenant’s indemnity obligation hereunder shall survive the expiration or earlier termination of this Lease. If Tenant knows or has reasonable cause to believe that a Hazardous Substance is located, in, on, under or about the Premises, other than as previously consented to by Landlord in writing, Tenant shall immediately give written notice of such fact to Landlord. Tenant shall also immediately give to Landlord a copy of any documents received from any governmental authority regarding the presence of Hazardous Substances in, on, under or about the Premises. Tenant shall, at its sole cost and expense, comply with all applicable laws relating to Hazardous Substances and all directives and orders of governmental agencies relating to Hazardous Substances. Landlord and its lenders shall have the right to enter the Premises at any time upon reasonable notice for the purpose of verifying compliance with applicable laws relating to Hazardous Substances. The cost of such inspection shall be paid for by Landlord, unless contamination caused by Tenant is found to exist in, on, under or about the Shopping Center or a default exists under this Lease.

6.	Effectiveness of Lease. Except as set forth in this Amendment to Lease, all the provisions of the Lease shall remain unchanged and in full force and effect.

7.	Conflict of Terms. In the event of any conflict between the provisions of the Lease and this Amendment to Lease, the provisions of this Amendment to Lease shall prevail.

8.	Representations and Warrantees. As material inducement for Landlord’s agreement to this Amendment to Lease, Tenant hereby represents and warrants to Landlord that as of the date first set forth above, Landlord is in full compliance with all of its obligations under the Lease, Landlord has not breached any of its obligations thereunder, and no facts or circumstances have occurred that, with the passage of time, could arise to a default by Landlord under the Lease.

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LANDLORD: BANK OF THE WEST, a California banking corporation, Sole Trustee of the EDWARD H. WAGNER TRUST		TENANT: NORTH VALLEY BANK, a California corporation
By	/s/ Jonna Greenlee	By
Name	Jonna Greenlee	Scott R. Louis
Title	VP	EVP / Chief Operating Office

By	/s/ Betty Samuels	By
Name	Betty Samuels	Name
Title	AVP	Title

BANK OF THE WEST, a California banking corporation, Sole Trustee of THE WAGNER TRUST OF 1979

By	/s/ Jonna Greenlee
Name	Jonna Greenlee
Title	VP

By	/s/ Betty Samuels
Name	Betty Samuels
Title	AVP

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